Exhibit 3.1

AMENDMENT NO. 2
TO THE
CERTIFICATE OF DESIGNATION
OF
SERIES OH-2 CONVERTIBLE PREFERRED STOCK
OF
ORANGEHOOK, INC.

OrangeHook, Inc., a corporation organized and existing under the laws of the State of Florida, formerly known as Nuvel Holdings, Inc., in accordance with the provisions of the Florida Business Corporation Act (the "Act"), does hereby certify:

1.      The name of the corporation is OrangeHook, Inc. (the "Corporation").  The Corporation was previously known as Nuvel Holdings, Inc., and the name of the Corporation was changed to OrangeHook, Inc. on or around December 27, 2016.

2.      That the Corporation was originally incorporated on October 19, 2009, pursuant to the provisions of the Florida Business Corporation Act.

3.      That the original Certificate of Designation of Rights and Preferences of Series OH-2 Convertible Preferred Stock (the "Series OH-2 Convertible Preferred Stock") of the Corporation was originally filed with the Florida Department of State – Division of Corporations on November 30, 2016 (the "Certificate of Designation").

4.      That the Certificate of Designation was amended on January 20, 2017.

5.      That the Board of Directors of the Corporation duly adopted resolutions authorizing and directing that the Certificate of Designation to be amended to designate an additional 6,250 shares of its undesignated stock as Series OH-2 Convertible Preferred Stock.

6.      That Paragraph 1 of the Certificate of Designation is hereby amended, restated and replaced in its entirety by the following:

1.      Number; Title.  Thirty-One Thousand Two Hundred Fifty (31,250) shares of the Corporation's authorized but undesignated stock are hereby designated as Series OH-2 Convertible Preferred Stock (the "Series OH-2 Convertible Preferred Stock"). Such number of shares may be increased or decreased (but not less than the number of shares of Series OH-2 Convertible Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series OH-2 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to the Certificate of Designation of Series OH-2 Convertible Preferred Stock to be executed by its duly authorized officer this 23rd day of February, 2018.

ORANGEHOOK, INC.

/s/     James L. Mandel
By:    James L. Mandel
Its:    Chief Executive Officer